Exhibit 99

PepsiAmericas Revises Earnings Outlook for Full Year 2006

Minneapolis, September 18, 2006 — PepsiAmericas, Inc. (NYSE: PAS) today announced lower expectations for its full year 2006 earnings per share.  The company expects diluted earnings per share (EPS) to be approximately $1.35 to $1.39 compared to the company’s previous outlook at the low end of the $1.44 to $1.49 range.  The revised estimate primarily reflects lower-than-expected net pricing due to mix and, to a lesser extent, higher cost of goods sold in its U.S. business.

At the company’s second quarter earnings conference call, PepsiAmericas outlined the primary drivers required to deliver its full year earnings targets.  These included improved single-serve volume performance, better balance between rate and mix, and continued strength in its international business.

“We have seen favorable U.S. volume growth in the third quarter, up over 2 percent through Labor Day,” commented Robert C. Pohlad, Chairman and Chief Executive Officer.  “While we remain satisfied with our rate increases, the package mix continues to have a negative impact on our net pricing.  Our higher margin single-serve volume has not rebounded to expected levels, despite the successful launch of Jazz.  And our lower margin take-home packages, especially Aquafina, continue to grow above anticipated rates contributing to lower overall net pricing growth.

“In order to regain momentum in our domestic business, we will continue to invest in and build capabilities around our non-carbonated and on-premise growth initiatives,” explained Mr. Pohlad.   “In addition, we are taking action to enhance our alignment with customers and increase operational productivity.  In our international business, we continue to see strong top-line and operating profit growth consistent with our expectations.”

For the company’s full year outlook, worldwide volume growth on a constant territory basis remains in-line with expectations of approximately 2 to 3 percent, with U.S. volume up approximately 1 to 2 percent.  On a constant territory basis, the company expects worldwide net pricing to be up approximately 1 percent for the full year.  Worldwide cost of goods sold per unit is expected to increase approximately 4 percent for the full year.

PepsiAmericas expects to report its financial results for the third quarter 2006 on October 25, at which time complete details will be provided on the quarter’s results.

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About PepsiAmericas

PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states, Central Europe and the Caribbean. For more information on PepsiAmericas, please visit the company’s Web site at www.pepsiamericas.com.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in the company’s relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability of capital including changes in the company’s debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where the company operates.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company’s Securities and Exchange Commission reports, including the company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Investor Relations:

Sara Zawoyski, +1-612-661-3830
sara.zawoyski@pepsiamericas.com
or
Media:
Mary Viola, +1-847-598-2870
mary.viola@pepsiamericas.com